UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2017

Lightstone Value Plus Real Estate Investment Trust V, Inc.

(Formerly Behringer Harvard Opportunity REIT II, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address of principal executive offices)

(Zip Code)

(732) 367-0129  (Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

I.	Estimated Net Asset Value (“NAV”) and NAV per Share of Common Stock (“NAV per Share”)

On December 4, 2017, pursuant to the Policy for Estimation of Common Stock Value (the “Estimated Valuation Policy”), the board of directors of Lightstone Value Plus Real Estate Investment Trust V, Inc. (formerly Behringer Harvard Opportunity REIT II, Inc.) (the “Company,” “we,” “us,” or “our”) determined and approved our estimated NAV of approximately $198.7 million and resulting estimated NAV per Share of $7.98, both as of September 30, 2017

We believe there have been not material changes between September 30, 2017 and the date of this filing to the net value of our assets and liabilities that existed as of September 30, 2017.

Process and Methodology

Our business is managed by an external advisor and we have no employees. On February 10, 2017, we engaged affiliates of the Lightstone Group (“Lightstone”), LSG-BH II Advisor LLC and LSG Development Advisor LLC (collectively, the “Advisor”), to provide advisory services to us. Our Advisor, along with any necessary material assistance or confirmation of a third-party valuation expert or service, is responsible for calculating our estimated NAV and resulting NAV per Share, which we currently expect will be done on at least an annual basis unless and until our shares of common stock are approved for listing on a national securities exchange. Our board of directors will review and approve each estimate of NAV and resulting NAV per Share.

Our estimated NAV and resulting NAV per Share as of September 30, 2017 were calculated with both the assistance of our Advisor and Capright Property Advisors, LLC (“Capright”), an independent third-party valuation firm engaged to assist with the valuation of our assets and liabilities, assuming a liquidation event. Our Advisor recommended and our board of directors established the estimated NAV per Share based upon the analyses and reports provided by our Advisor and Capright. The process of estimating the value of our assets and liabilities is performed in accordance with our Estimated Valuation Policy and the provisions of the Investment Program Association Practice Guideline 2013-01, “Valuation of Publicly Registered Non-Listed REITs.” We believe our valuations were developed in a manner reasonably designed to ensure their reliability.

In arriving at an estimated NAV and resulting NAV per Share, our board of directors reviewed and considered the valuation analyses prepared by the Advisor and Capright. The Advisor presented a report to the board of directors with an estimated NAV and resulting NAV per Share. Capright provided our board of directors an opinion that the resulting “as-is” market value for the Company’s properties, as calculated by the Advisor, and the other assets and liabilities as valued by the Advisor, along with the corresponding net asset value valuation methodologies and assumptions used by the Advisor to arrive at a recommended NAV per Share of $7.98 as of September 30, 2017 were appropriate and reasonable. The board of directors conferred with the Advisor and a representative from Capright regarding the methodologies and assumptions used to reach their respective conclusions. The board of directors, which is responsible for determining the estimated per share value, considered all information provided in light of its own familiarity with our assets and unanimously approved a NAV per Share of $7.98 as of September 30, 2017.

The engagement of Capright with respect to our estimated NAV and resulting NAV per Share as of September 30, 2017 was approved by our board of directors, including all of our independent directors. Capright has extensive experience in conducting asset valuations, including valuations of commercial real estate, debt, properties and real estate-related investments.

Capright’s opinion was subject to various limitations. In forming its opinion, Capright relied on certain information provided by our Advisor and third parties without independent verification. Our Advisor provided Capright with certain information regarding lease terms and the physical condition and capital expenditure requirements of each property. Capright did not perform engineering or structural studies or environmental studies of any of the properties, nor did they perform an independent appraisal of the other assets and liabilities included in our estimated NAV and resulting NAV per Share.

In forming their conclusion as to the “as-is” value of the real estate investments held by the Company as of September 30, 2017, Capright’s opinion was subject to various limitations. For the appraisals of the Company’s six properties and mezzanine loan investment performed by Capright, the scope of their work included:

•	Review of all property level information provided by the Advisor;
•	Physical inspection of four of the consolidated properties to determine their physical condition and location attributes;
•	Physical inspection of the property associated with the mezzanine loan investment and review of the Advisor’s valuation of the investment including accrued interest and the profit participation;
•	Review of the historical performance of the Company’s real estate investments and business plans related to operations of the investments; and
•	Review of the applicable markets by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns.

Capright also evaluated the following information to arrive at their opinion:

•	Review of key market assumptions for mezzanine investments and mortgage liabilities, including but not limited to interest rates and collateral;
•	Review of the data models prepared by the Advisor supporting the valuation for each investment;
•	Physical inspection of the property associated with the mezzanine loan investment and review of the Advisor’s valuation of the investment including accrued interest and the profit participation;
•	Review of the historical performance of the Company’s real estate investments and business plans related to operations of the investments;
•	Review of the applicable markets by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns;
•	Review of Advisor calculations related to value allocations to noncontrolling interests and joint venture interests, preferred equity interests, and promoted interests, based on contractual terms and market assessments; and
•	Review of valuation methodology used by the Advisor for other assets and liabilities.

Capright has acted as a valuation advisor to the Company in connection with this assignment. The compensation paid to Capright in connection with this assignment was not contingent upon the successful completion of any transaction or conclusion reached by Capright. Capright previously rendered valuation advisory services to another investment program sponsored by the Company’s previous external advisor for which it received usual and customary compensation. Capright may be engaged to provide financial advisory services to the Company, its Advisor, or other Lightstone-sponsored investment programs or their affiliates in the future.

The following is a summary of the valuation methodologies used for each type of asset:

Investments in Real Estate. The Company has generally focused on acquiring commercial real estate properties in different asset classes, some of which required development, redevelopment, or repositioning. Capright and our Advisor utilized a variety of valuation methodologies, each as appropriate for the asset type under consideration to assign an estimated value to each asset.

Our Advisor estimated the value of our investments in real estate utilizing multiple valuation methods, as appropriate for each asset, including an income approach using discounted cash flow analysis and a sales comparable analysis. The key assumptions used in the discounted cash flow approach were specific to each property type, market location, and quality of each property and were based on similar investors’ return expectations and market assessments. The key assumptions are reflected in the table included under “Allocation of Estimated NAV per Share” below. In calculating values for our assets, our Advisor used balance sheet and cash flow estimates as of September 30, 2017.

In forming its opinion, Capright prepared appraisals on all six of our consolidated investment properties and our mezzanine loan investment in connection with the valuation. The appraisals estimated values by using discounted cash flow, comparable sales, or a weighting of these approaches in determining each property’s value. The appraisals employed a range of terminal capitalization rates, discount rates, growth rates, and other variables that fell within ranges that Capright and the Advisor believed would be used by similar investors to value the properties we own. The assumptions used in developing these estimates were specific to each property (including holding periods) and were determined based upon a number of factors including the market in which the property is located, the specific location of the property within the market, property and market vacancy, tenant demand for space, and investor demand and return requirements.

While we and our Advisor believe that the approaches used by appraisers in valuing our real estate assets, including an income approach using discounted cash flow analysis and sales comparable analysis, is standard in the real estate industry, the estimated values for our investments in real estate may or may not represent current market values or fair values determined in accordance with generally accepted accounting principles in the United States (“GAAP”). Real estate is currently carried at its amortized cost basis in our financial statements, subject to any adjustments applicable under GAAP.

The value of our mezzanine loan investment was valued at the outstanding principal balance plus accrued interest and the current estimated value of the profit participation. The value of the profit participation was derived by valuing the project using a discounted cash flow analysis. The mezzanine loan investment is accounted for as an investment in unconsolidated joint venture on our condensed consolidated balance sheet as of September 30, 2017.

Cash and cash equivalents. The estimated value of our cash and cash equivalents approximate their carrying value due to their short term maturities.

Restricted cash. The estimated value of our restricted cash approximate their carrying value due to their short term maturities.

Notes payable. Values for our notes payable, which consist of mortgage loans, were estimated by the Advisor and reviewed by Capright using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates for mortgage loans ranged from 1.3% to 4.3%.

Other assets and liabilities, net. Our other assets and liabilities, net consist of accounts receivable, prepaid expenses and other assets, accounts payable, payables to related parties, distributions payable to noncontrolling interests, income taxes payable, deferred gain, accrued property tax and accrued and other liabilities. For a majority of our other assets and liabilities, the carrying values as of September 30, 2017 were considered equal to fair value by the Advisor due to their cost-based characteristics or short maturities. Certain other items, primarily straight-line rent receivable, intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in real estate operating properties or financial instruments (i.e., notes payable).

Noncontrolling Interests. In those situations where our consolidated operating properties are held in joint venture structures in which other equity holders have an interest, the Advisor has valued those noncontrolling interests based on the terms of the respective joint venture agreement applied assuming a liquidation of the joint venture as of the date of valuation. The resulting noncontrolling interests are a deduction to the estimated NAV.

Common Stock Outstanding. In deriving an estimated NAV per Share, the total estimated NAV was divided by 24.8 million, the total number of common shares outstanding as of September 30, 2017, on a fully diluted basis, which includes financial instruments that can be converted into a known or determinable number of common shares. As of the valuation date, none of our financial instruments that could be converted into common shares are currently convertible into a known or determinable number of common shares. The determination of the number of common shares outstanding used in the estimated NAV per Share is the same as used in GAAP computations for per share amounts.

Our estimated NAV per Share was calculated by aggregating the value of our assets, subtracting the value of our liabilities, and dividing the net amount by the fully-diluted shares of common stock outstanding, all as of September 30, 2017.

Allocation of Estimated NAV per Share

The table below sets forth the calculation of the Company’s estimated NAV per Share as of September 30, 2017, as well as the calculation of the Company’s prior estimated NAV per Share as of October 31, 2016. The estimated NAV per Share of $7.98 as of September 30, 2017, reflects an increase from the estimated NAV per Share of $7.80 as of October 31, 2016.

	Estimated NAV per Share
	As of September 30, 2017	As of October 31, 2016
Investments in real estate:
Operating properties(1)	$8.17	$10.60
Mezzanine loan (2)	1.08	1.00
Cash and cash equivalents	2.11	2.75
Restricted cash	1.38	0.25
Notes payable(3)	(4.22)	(5.80)
Other assets and liabilities, net	(0.15)	(0.28)
Noncontrolling interests	(0.39)	(0.72)
Estimated NAV per Share(4)	$7.98	$7.80

Notes:

(1)	The following are the key assumptions (shown on a weighted average basis) used in the discounted cash flow models to estimate the value of the real estate assets we currently own.

		Student
	Multifamily	Housing	Office
Exit capitalization rate	6.23%	6.48%	7.00%
Discount rate	7.21%	8.25%	8.25%
Annual market rent growth	3.00%	3.06%	3.00%
Average holding period (in years)	10.0	10.0	10.0

The following are ranges of the key assumptions used in the discounted cash flow models to estimate the value of the real estate assets we currently own. The discounted cash flow analyses for our hotel asset is only one category as is our office asset, and therefore, no range of values is available.

Student
	Multifamily	Housing
Exit capitalization rate	5.75% - 6.50%	6.25% - 7.00%
Discount rate	7.00% - 7.75%	7.25% - 8.00%

(2)	Accounted for as an investment in unconsolidated joint venture on our condensed consolidated balance sheet as of September 30, 2017. The mezzanine loan investment as of September 30, 2017 includes approximately $7.6 million associated with the valuation of our participation in the current estimated profit of the multifamily development project.

(3)	Our September 30, 2017 notes payable net includes a $(1.1 million) mark-to-market adjustment.

(4)	As of September 30, 2017, we had 24,757,612 shares of common stock outstanding. The potential dilutive effect of our common stock equivalents does not affect our estimated NAV per Share as there were no potentially dilutive securities outstanding as of the valuation date.

The estimated values of the real estate investments we owned as of September 30, 2017 reflect an aggregate increase of 25.7% from their original purchase price (excluding acquisition costs and operating deficits) including amounts advanced under the mezzanine loan.

While we believe that our assumptions utilized are reasonable, a change in these assumptions would affect the calculation of the value of our real estate assets. The table below presents the estimated increase or decrease to our estimated NAV per Share resulting from a 25 basis point increase and decrease in the discount rates and capitalization rates. The table is presented to provide a hypothetical illustration of possible results if only one change in assumptions was made, with all other factors remaining constant. Further, each of these assumptions could change by more or less than 25 basis points or not at all.

	Change in NAV per Share
	Increase of	Decrease of
	25 basis points	25 basis points
Capitalization rate	$(0.40)	$0.44
Discount rate	$(0.15)	$0.16

Historical Estimated NAV per Share

The historical reported estimated NAV per Share of our common stock approved by the board of directors for the preceding two years are set forth below:

Estimated NAV per Share	As of Date of Valuation	Filing with the U.S. Securities and Exchange Commission

$7.80	October 31, 2016	Current Report on Form 8-K filed December 5, 2016

$9.19(1)	October 31, 2015	Current Report on Form 8-K filed December 7, 2015

Note:

(1)	Pursuant to our Estimated Valuation Policy, our estimated NAV per Share was reduced to $7.69 in December 2015 as a result of a special cash distribution of $1.50 per share.

Limitations and Risks

As with any valuation methodology, the methodology used to determine our estimated NAV and resulting NAV per Share is based upon a number of estimates and assumptions that may prove later not to be accurate or complete.  Further, different participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per Share, which could be significantly different from the estimated NAV per Share approved by our board of directors.  The estimated NAV per Share approved by our board of directors does not represents the fair value of our assets and liabilities in accordance with GAAP, and such estimated NAV per Share is not a representation, warranty or guarantee that:

•	A stockholder would be able to resell his or her shares at the estimated NAV per Share;

•	A stockholder would ultimately realize distributions per share of common stock equal to the estimated NAV per Share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;
•	Our shares of common stock would trade at the estimated NAV per Share on a national securities exchange;
•	An independent third-party appraiser or other third-party valuation firm would agree with the estimated NAV per Share; or

•	The methodology used to estimate our NAV per Share would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

The Internal Revenue Service and the Department of Labor do not provide any guidance on the methodology an issuer must use to determine its estimated NAV per share. FINRA guidance provides that NAV valuations be derived from a methodology that conforms to standard industry practice.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated NAVs and resulting NAVs per share, and these differences could be significant. The estimated NAV per Share is not audited and does not represent the fair value of our assets less our liabilities in accordance GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the amount shares of our common stock would trade at on a national securities exchange. Our estimated NAV per Share is based on the estimated value of our assets less the estimated value of our liabilities and other non-controlling interests divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated NAV per Share does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per Share does not take into account estimated disposition costs or fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our estimated NAV per Share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different NAVs and resulting estimated NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. Although our Estimated Valuation Policy requires us to update our estimated NAV per Share value at least every 18 months, we currently expect that our Advisor will update our estimated NAV per Share value on at least an annual basis. Our board of directors will review and approve each estimate of NAV and resulting estimated NAV per Share.

The following factors may cause a stockholder not to ultimately realize distributions per share of common stock equal to the estimated NAV per Share upon liquidation:

•	The methodology used to determine estimated NAV per Share includes a number of estimates and assumptions that may not prove to be accurate or complete as compared to the actual amounts received in the liquidation.
•	In a liquidation, certain assets may not be liquidated at their estimated values because of transfer fees and disposition fees, which are not reflected in the estimated NAV calculation.
•	In a liquidation debt obligations may have to be prepaid and the costs of any prepayment penalties may reduce the liquidation amounts. Prepayment penalties are not included in determining the estimated value of liabilities in determining estimated NAV.

•	In a liquidation, the real estate assets may derive a portfolio premium which premium is not considered in determining estimated NAV.
•	In a liquidation, the potential buyers of the assets may use different estimates and assumptions than those used in determining estimated NAV.

•	If the liquidation occurs through a listing of the common stock on a national securities exchange, the capital markets may value the Company’s net assets at a different amount than the estimated NAV. Such valuation would likely be based upon customary REIT valuation methodology including funds from operation (‘‘FFO’’) multiples of other comparable REITs, FFO coverage of dividends and adjusted FFO payout of the Company’s anticipated dividend.

•	If the liquidation occurs through a merger of the Company with another REIT, the amount realized for the common stock may not equal the estimated NAV per Share because of many factors including the aggregate consideration received, the make-up of the consideration (e.g., cash, stock or both), the performance of any stock received as part of the consideration during the merger process and thereafter, the reception of the merger in the market and whether the market believes the pricing of the merger was fair to both parties.

For further information regarding the limitations of our estimated NAV per Share, see our Estimated Valuation Policy filed as Exhibit 99.2 to our Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on August 15, 2017.

II.	Redemption Price for Share Redemption Program

In accordance with our Third Amended and Restated Share Redemption Program, the per share redemption price for redemptions automatically adjusted as of December 4, 2017 as a result of the determination by our board of directors of the updated estimated NAV per Share.

Beginning December 4, 2017, the per share redemption price for exceptional redemptions, which are those redemptions made on circumstances of death, qualifying disability or need for long-term care of an investor, will equal the lesser of 90% of (a) $7.98 (the estimated NAV per Share disclosed above), and (b) the average price per share that investor paid for all of his shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less aggregate per share amounts of any special distributions so designated by our Board of directors distributed to stockholders prior to the redemption date and declared from the date of first issue of the shares redeemed (the “Special Distributions”).

For all other redemptions, the per share redemption price will be the lesser of 80% of (i) $7.98 and (ii) the average price per share that the investor paid for all of his shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less any Special Distributions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST V, INC. (formerly Behringer Harvard Opportunity REIT II, Inc.)

Dated: December 7, 2017	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer